UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2006

BPI Energy Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32695	75-3183021
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30775 Bainbridge Road, Suite 280, Solon, Ohio	44139
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (440) 248-4200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On February 27, 2006, the Board of Directors of BPI Energy Holdings, Inc. (the “Company”) appointed David E. Preng as a member of the Board, effective immediately. At the Company’s next Board of Directors meeting, Mr. Preng will be appointed to serve as Chairperson of the Compensation Committee and as a member of the Nominating Committee. There is no arrangement or understanding between Mr. Preng and any other persons pursuant to which Mr. Preng was elected as a director.
During the Company’s current fiscal year, the Company engaged Preng & Associates, an executive recruiting company for which Mr. Preng is the President and founder, to assist the Company with a search for a Senior Vice President of Operations. The Company expects to pay Preng & Associates in excess of $60,000 for these services. The amount the Company will ultimately pay Preng & Associates is based on a percentage of the salary of any executives the Company hires as a result of the search. The Company does not expect this amount to exceed $200,000, or 5% of Preng & Associates’ consolidated gross revenues for the year (as required by the American Stock Exchange’s independence requirements).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPI Energy Holdings, Inc.
By:	/s/ George J. Zilich
George J. Zilich
Chief Financial Officer and General Counsel

Date: March 3, 2006